 Exhibit 10.2

BELMOND (UK) LIMITED AND H. ROELAND VOS
EMPLOYMENT AGREEMENT

This Agreement is between:
BELMOND (UK) LIMITED registered under company number 00946687 and which has its registered office at 1st Floor, Shackleton House, 4 Battle Bridge Lane, London, SE1 2HP (the “Employer”); and
H. ROELAND VOS of Van Beverlaan 18, 1180 Ukkel, Belgium (“you”).

1	STARTING EMPLOYMENT

1.1	Your employment under this Agreement will start on 20 September 2015 (the “Effective Date”). No previous employment will count as continuous with your employment under this Agreement.

1.2	You warrant that you are not bound by any obligations that restrict you from starting employment or from carrying out any of your duties under this Agreement.

2	RIGHT TO WORK IN THE UK – INFORMATION AND CHECKS

2.1	Before starting employment you must provide us with acceptable evidence of your right to work in the UK.

2.2	You must tell us immediately of any changes in your immigration status or personal circumstances which may affect your right to work in the UK.

2.3	We may provide the Home Office with information about you from time to time if we are required to do so.

3	JOB TITLE AND DUTIES

3.1	Your job title will be President and Chief Executive Officer of the Employer and of its parent company, Belmond Ltd (as defined in clause 32).

3.2	During your employment, you must:

(a)	use your best endeavours to promote, protect, develop and further our business and the business of any Group Company;

(b)	save as provided in clause 22, unless prevented by incapacity, devote the whole of your working time, attention and abilities to our business;

(c)	diligently exercise such powers and perform any duties consistent with your role that the Board may assign to you;

(d)	comply with all reasonable and lawful directions consistent with your role that the Board may give you;

(e)	conduct your personal and working life in a way that does not damage or risk damaging our reputation;

(f)	familiarise yourself and comply with any policies, procedures and rules that we may issue from time to time;

(g)	promptly disclose to the Board any information which comes into your possession which may materially adversely affect our interests;

(h)	not exceed the limits of any authority that the Board give you from time to time; and

(i)	not commit us to any expenditure or obligations of an unusually onerous or exceptional nature without the prior consent of the Board.

3.3
You must promptly disclose to the Board any material breach by us or any Group Company of any legal or applicable regulatory obligation, any material financial mismanagement or any other malpractice of ours or of any Group Company which comes to your attention.

3.4
You must comply with, and do such things as are necessary to ensure compliance by us and any relevant Group Company with, all our, or any Group Company’s, legal and compliance policies and procedures in relation to insider trading and anti-bribery, as well as our obligations under U.S. securities laws and the New York Stock Exchange rules and all other applicable laws, including the UK Bribery Act of 2010.

4	HOLDING OFFICE AS A DIRECTOR

4.1	Your basic salary is inclusive of any fees due to you from us or any Group Company as an officer of the Employer or any Group Company.

4.2
As part of your role and subject always to the terms of the Employer’s charter, by-laws or other constitutional documents (including, without limitation, those relating to the removal of directors), you will remain appointed a director of the Employer.

4.3	Except with the prior approval of the Board you must not resign as a director of the Employer or of any Group Company unless your resignation is for a Good Reason.

4.4	While you hold the office of director of the Employer or of any Group Company you must:

(a)
act as such a director and carry out duties consistent with that capacity for and on our, or any Group Company’s, behalf including, if so required by the Board, acting as an officer or consultant of any Group Company;

(b)	familiarise yourself with and observe our, and any relevant Group Company’s, constitution (as altered from time to time);

(c)	comply with all duties, responsibilities and obligations (whether statutory, fiduciary or common law) as a director of the Employer and any relevant Group Company; and

(d)	not do anything that would cause you to be disqualified from acting as a director, either by law or under our, or any relevant Group Company’s constitution.

4.5	On termination of your employment, for any reason, you will, without compensation or payment:

(a)
resign with immediate effect as a director of the Employer and of any Group Company and from any other position which you may hold as a director or a trustee for reasons connected with your employment; and

(b)
transfer to us or as we direct any shares or other securities held by you solely in the capacity of a nominee or trustee for the Employer or any Group Company and deliver to the Employer the related certificates.

You irrevocably appoint such person as the Board may nominate to be your attorney with power in your name and on your behalf to execute any documents and do anything necessary to give effect to any such requirement to resign or to transfer shares or securities.

5	WORKING HOURS

5.1
You will be required to work such hours as are required to fulfil your obligations under this Agreement which shall be no less than 9.00 a.m. to 6.00 p.m. Monday to Friday. For the avoidance of doubt, you will be required to work additional hours, including hours at weekends or during public holidays, whenever this is reasonably necessary to carry out your duties properly. This has already been taken into account in determining your salary and benefits and you will not be entitled to extra pay if you work additional hours. We may vary your core working hours from time to time on reasonable notice.

5.2
You agree that you may work for more than an average of 48 hours a week unless you notify us in writing at the time of signing this Agreement that you do not wish to do so. If you change your mind about the agreement to work for more than an average of 48 hours a week, you must give us three months’ notice in writing.

5.3	If we request, you must keep such records and permit such monitoring or restrictions of your working time as we require.

6	PLACE OF WORK

6.1	Your normal place of work will be the Employer’s London office.

6.2	Where we have reasonable grounds for doing so, we may change your normal place of work to any other location within the Greater London area on giving you reasonable advance notice.

6.3	As part of your duties, we may require you:

(a)	to travel both within the UK and overseas; and

(b)	to work temporarily at any location within the UK or overseas, including the premises of any Group Company.

7	SALARY AND EXPENSES

7.1	Your basic salary will be £605,806 (calculated using the Financial Times spot rate at closing on 18 September 2015) per year.

7.2
We will pay your salary monthly in arrears by equal monthly instalments on or around the last working day of each month in respect of the whole calendar month by transfer into a UK bank account of your choice.

7.3
Your salary will not be reviewed before 2017. There is no right to a review or to an increase. When reviewing salaries, we may take into account whatever factors we consider appropriate. These will not necessarily be the same from year to year or as between employees of similar status. Any increase is discretionary. We will not pay any increase (whether notified to you or not) if either party has given the other notice of termination of employment before that increase takes effect.

7.4
We will reimburse all reasonable business expenses as long as they are supported by receipts and reasonably incurred by you in the proper performance of your duties in accordance with our current expenses policy.

7.5
Any payments due from you to us (or to a Group Company) may be deducted from your salary and from any other money due to you from us (or from a Group Company). As you know, you are not permitted as the CEO and President of a company listed on the New York Stock Exchange to have any loans from any Group Company.

8	BONUS

8.1
You shall for the duration of the Initial Fixed Term (as defined by clause 19.1) and, if applicable, the Extended Fixed Term (as defined by clause 19.2), be entitled to participate in the Employer’s annual incentive plan, in accordance with and, save as otherwise provided in this clause 8, subject to the rules of the plan in force from time to time.

8.2
Under the current annual incentive plan, you will be entitled to receive an annual bonus subject to the Compensation Committee being satisfied that Goals and Objectives relating to your individual performance as well as the specified Belmond Ltd financial performance metrics during a financial year have been met. In respect of each financial year, we will notify you of:

(a)	your Goals and Objectives; and

(b)
the percentage proportion of your bonus payment which shall be referable to your achievement of your Goals and Objectives (the “Individual Proportion”) and the percentage proportion of your bonus payment which shall be referable to Belmond Ltd’s achievement of its budgeted EBITDA (the “Company Proportion”).

Your Goals and Objectives, the Individual Proportion and the Company Proportion will be set by the Employer in its sole discretion for each financial year but will be based on discussions between you and the Chairman and, as appropriate, the Chairman of the Compensation Committee and account shall be taken of your representations. Although we will take account of any representations that you may make before deciding whether your Goals and Objectives have been met, whether we are satisfied that your Goals and Objectives have been met is a matter for the Compensation Committee’s sole discretion and a decision as to whether or not your Goals and Objectives have been satisfied will be final.

8.3
It is agreed that for the duration of the Initial Fixed Term and, if applicable, the Extended Fixed Term, your “on-target” bonus payment shall not fall below an amount equivalent to 100 per cent. of your basic salary provided always that in respect of the:

(a)	Individual Proportion, you have met (but not exceeded) all your Goals and Objectives (i.e. achieved a score of 100 per cent.); and

(b)	Company Proportion, Belmond Ltd has achieved 100 per cent. of its budgeted EBITDA in the relevant financial year.
The maximum bonus capable of being paid shall not in any circumstances exceed 200 per cent. of your basic salary.

8.4	Subject to clause 8.3 above:

(a)
we may, at any time, modify, replace or discontinue a bonus scheme in respect of subsequent years, provided that to the extent that any such modification, replacement or discontinuance is adverse to you (as opposed to beneficial to others) you shall be treated no less favourably than any other member of the senior executive team; and

(b)	a bonus in one year will not give you any right to be awarded a bonus in any subsequent year.

8.5
In respect of the 2015 calendar year only, your bonus target will be £161,290 (calculated using the Financial Times spot rate at closing on 18 September 2015), which will be based entirely on your Goals and Objectives. The Chairman will collaborate with you during the first 3 weeks after the Effective Date to develop appropriate Goals and Objectives but a decision about the Goals and Objectives for 2015 shall be made by the Chairman in consultation with the Compensation Committee (and such decision will be final).

8.6
In respect of the 2016 calendar year, 25% of the bonus will be based on the Individual Proportion. The remaining 75% will relate to the Company Proportion and shall be calculated on the basis set out in the table below. For the avoidance of doubt, for the purposes of calculating the bonus payable to you in respect of the Company Proportion, linear interpolation shall apply between the “Threshold”, “Target” and “Maximum” breakpoints.

	Threshold	Target	Maximum
EBITDA Actual v Target	90%	100%	125%
% of Target Bonus Earned	40%	100%	200%

8.7
Any bonus payable under this clause 8 shall be paid less any deductions required by law and in accordance with the rules of the annual incentive plan, with such payments usually being paid by the Employer between 1 March and 15 April of the calendar year immediately following the calendar year in respect of which the bonus was earned.

8.8
Save pursuant to the terms of the Change in Control Agreement, we will not pay a bonus to you if at the date on which the bonus is paid you are no longer employed by us, or if either party has given the other notice of termination of employment save that, in respect of the bonus earned in the calendar years 2018 and 2020, you need only be employed on 31st December in that year.

8.9
Payments made and benefits conferred in respect of bonus will not be consolidated into base salary, nor will they count towards any remuneration-related benefits such as pension entitlement or life assurance.

8.10	For the avoidance of doubt if there is any conflict between this clause 8 and the rules of the Employer’s annual incentive plan in force from time to time, the terms of this clause 8 shall prevail.

8.11
You understand and acknowledge that you will be subject to the clawback regulations of the U.S. Securities Exchange Commission and the New York Stock Exchange and any other applicable laws, as well as any such clawback policies currently set out in the rules of the existing 2015 Corporate Annual Incentive Programme or subsequently instituted as required by law or regulation by the Employer or any Group Company with respect to any bonus granted to you.

9	INITIAL INCENTIVE AWARD

9.1
You will be entitled to receive an initial incentive award in the form of stock options, subject to the rules of Belmond Ltd’s Long Term Incentive Plan (the “LTIP”) in force from time to time and the terms of the Side Letter (dated the same date as this Agreement) (the “Side Letter”). A copy of the LTIP and details of the initial incentive award shall be provided by the Employer to you separately.

9.2
You understand and acknowledge that you will be subject to the clawback regulations of the U.S. Securities Exchange Commission and the New York Stock Exchange and otherwise in accordance with the terms of the Side Letter.

10	LONG TERM INCENTIVE PLAN

10.1
You shall be entitled to participate in the LTIP in accordance with and subject to the rules of the LTIP in force from time to time and the terms of the Side Letter. Details of your LTIP participation entitlement shall be provided by the Employer to you separately.

10.2
You understand and acknowledge that you will be subject to the clawback regulations of the U.S. Securities Exchange Commission and the New York Stock Exchange and otherwise in accordance with the terms of the Side Letter.

11	INSURANCE

11.1
From the Effective Date, and during your employment, you shall, provided you meet (and continue to meet) the relevant insurer’s eligibility terms, conditions and requirements, be entitled to participate in such personal accident insurance, private medical expenses insurance, life assurance and permanent health insurance (“PHI”) arrangements as the Employer has in place for its London based senior executive team from time to time, at the rate and/or level of cover then applicable to other members of the existing London based senior executive team or higher.

11.2
As an alternative to the PHI arrangements in clause 11.1 (the “standard PHI arrangements”), you may elect to take out a permanent health insurance or income protection scheme in your own name (the “alternative PHI arrangements”) and the Employer reimburse (during the course of your employment) the cost of that scheme up to a maximum of 110 per cent. of the cost to the Employer of providing the standard PHI arrangements. In the event that:

(a)	you elect to take the alternative PHI arrangements;

(b)	your employment terminates before the Subsequent Expiry Date (as defined in clause 19); and

(c)	you are, at the point of termination, in receipt of benefits under the alternative PHI arrangements (or are in the process of making a claim those arrangements)
the Employer will continue to meet these costs until the earlier of (i) the Subsequent Expiry Date or (ii) the date on which you are no longer in receipt of benefits or your claim for benefits (and any subsequent appeal) has been rejected.

11.3
To the extent possible under the existing private medical expenses insurance arrangements (as set out in clause 11.1) the Employer will cover you, your wife and unmarried dependent children below the age of 21 (or such other age limit provided generally under the Employer’s group medical insurance plan from time to time).

11.4
The benefits available under any current or any replacement scheme will depend upon the terms, conditions and requirements of that scheme from time to time and whether or not the relevant insurer considers them to be satisfied. We will pay benefits to you only to the extent that and for so long as we receive benefits from the relevant insurer for payment to you.

11.5
Subject to clause 11.1, we may, at any time, modify, replace or discontinue any such scheme at our discretion. The terms, conditions and requirements of any current or replacement scheme may change from time to time. The replacement, discontinuance or change in terms, conditions or requirements of a scheme may result in the loss of any benefit you may be receiving or about to receive at the time.

11.6
If the relevant insurer refuses or otherwise fails to provide cover or benefits under the personal accident, private medical expenses, life assurance and/or PHI scheme, we will pass to the insurer such reasonable representations as you may wish to make in respect of such refusal or failure. However, we will have no duty to take any further steps or to incur expense in relation to such refusal or failure (and, in particular, will have no obligation to obtain medical reports or to take proceedings against any such insurer).

11.7
If you elect to take the standard PHI arrangements and you are in receipt of benefits under the current or any replacement PHI scheme (or for so long as you are in the process of making a claim under any such scheme), we agree not to terminate your employment, save that your employment shall expire automatically at the end of the Extended Fixed Term and you agree that that expiry will result in you losing any existing or prospective benefits under the PHI scheme.

11.8	If the relevant insurer accepts a claim relating to you for benefits under either the standard PHI arrangements or alternative PHI arrangements:

(a)	you will cease to be entitled to any further salary or sick pay from us during any period in which benefits are paid; and

(a)	we may appoint another individual to fulfil your duties on a temporary or permanent basis.

11.9
Any request by you for the terms of the insurances set out in this clause 11 (or any other benefits offered by the Employer) to be enhanced will be considered by the Board of Belmond Ltd when it next reviews the benefits payable to the London based senior executive team.

12	HOUSING PROVISION/ALLOWANCE AND COMMUTATION EXPENSES

12.1
The Employer shall, during the course of your employment, provide (for your non-exclusive use) a furnished apartment in London (with a rental value of no more than £7,500 per month), such apartment to be acceptable to you (in your reasonable discretion).

12.2
Subject to production of receipts or other appropriate evidence of payment, the Employer shall reimburse you in respect of the cost of travel expenses reasonably incurred by you in travelling between London and your family homes in Brussels and Amsterdam. There shall be no limit to the number of times per year you may choose to travel provided that the clear understanding and expectation between you and the Employer is that unless you are away on business, holiday or sickness absence, you will work from the Company’s London offices from Monday to Friday.

13	PENSION

13.1
From the Effective Date, you will be enrolled in our Group Personal Pension Scheme (the “Scheme”) as long as you meet statutory enrolment criteria. In these circumstances we will make employer contributions to the Scheme in respect of you. You will also be required to make employee contributions. Our contributions will be 7 per cent. of your salary (rising to 8 per cent. in 2017); yours will be 1 per cent. Nothing in this Agreement shall prevent you from making additional pension contributions although, for the avoidance of doubt, you shall be responsible for any tax liability arising in respect of pension contributions exceeding the tax-free annual limit on pensions.

13.2	You consent to our deducting your employee pension contributions from your salary.

13.3	We will notify you after the signing of this Agreement whether there is a contracting out certificate in force in respect of your employment.

13.4	Enrolment in and membership of the Scheme is subject to its rules and to statutory legal requirements from time to time.

13.5
Provided that we shall not reduce the level of employer contributions we may otherwise vary or replace arrangements (including the rules of the Scheme and the terms on which you participate) relating to pensions at any time as we think fit. If we vary the arrangements we may increase the contributions that you are required to make in order to comply with our auto-enrolment obligations.

14	HOLIDAYS

14.1	Our holiday year runs from 1 January to 31 December.

14.2	In addition to public holidays, you will be entitled to 25 days’ paid holiday in each complete holiday year.

14.3	If you start employment part way through a holiday year, your entitlement to holiday will be calculated on a pro rata basis. Any part day's holiday will be rounded up to the nearest half day.

14.4
Your entitlement to holiday will accrue on a daily basis and, subject to obtaining approval from the Chairman, may be taken before it has accrued (although you cannot take holiday entitlement from any following holiday year).

14.5
Your entitlement to holiday (including public holidays) is inclusive of your entitlement to statutory annual holiday and additional statutory annual holiday. In any holiday year your entitlement to holiday (including public holidays) will be taken in the following order: statutory annual holiday followed by additional statutory annual holiday followed by non-statutory holiday.

14.6	You should always give reasonable advance notice of any proposed holiday dates to the Chairman.

14.7	If we or you have given the other notice of termination of employment, we may require you to use any remaining holiday entitlement during the notice period.

14.8
If your employment terminates part way through a holiday year we will pay you l/260 of your salary for each day’s holiday which has accrued for that holiday year but not been taken. If you have exceeded your accrued entitlement, you must repay the appropriate sum (adopting the same calculation set out above). We may deduct any repayment from any sums due to you.

15	SICK PAY

15.1
Subject to your compliance with the Employer’s policy on notification and certification of periods of absence from work as disclosed to you, you may, at the Board's sole discretion, continue to be paid your basic salary and, where it is considered appropriate, any bonus payable during any period of absence from work due to sickness, injury or other incapacity. Any such payment will be inclusive of any statutory sick pay payable in accordance with applicable legislation in force at the time of absence.

15.2	You will not be paid during any period of absence from work (other than due to holiday, sickness, injury or other incapacity) without the prior permission of the Board.

15.3	For SSP purposes, your qualifying days will be Monday to Friday.

16	SICKNESS ABSENCE

16.1	If you are absent from work on any day because you are sick or injured you must follow the Employer’s policy on notification and certification of periods of absence from work as disclosed to you.

17	MEDICAL EXAMINATIONS

17.1	We may, at our expense and at any time (whether you are absent from work or not), require you:

(a)	to obtain and give to us a medical report from your GP or another person responsible for your clinical care; and/or

(b)	to be examined or tested by a medical practitioner appointed by us so that we can receive medical advice about you.

17.2	Subject to your rights under the Access to Medical Reports Act 1988, you must not refuse, fail to attend or arrange appointments or refuse your consent to the disclosure of any report or test results.

18	DIRECTORS’ & OFFICERS’ LIABILITY INSURANCE

18.1
We will maintain Directors’ and Officers’ Liability insurance for you in respect of those liabilities which you may incur as a director or officer of the Employer or any Group Company. The risks covered and time limitations are subject to the terms of the policy as amended from time to time. A copy of the policy is available from the Company Secretary.

19	EXPIRY DATE AND TERMINATION OF EMPLOYMENT

19.1	This contract is for a fixed term which will end on 31 December 2018 (the “Expiry Date”) unless terminated earlier or extended as set out below (the “Initial Fixed Term”).

19.2	The Initial Fixed Term shall automatically be extended by a two year period (the “Extended Fixed Term”) ending on 31 December 2020 (the “Subsequent Expiry Date”) unless:

(a)	this Agreement is terminated in accordance with its terms before the Expiry Date; or

(b)	either party serves on the other no less than 3 months’ notice (to be served no later than 30 September 2018) of the termination of this Agreement on the Expiry Date.

19.3	In circumstances where the Initial Fixed Term has been extended in accordance with clause 19.2, your employment shall automatically terminate on the Subsequent Expiry Date without the need for notice.

19.4
We may opt to terminate your employment at any time before the Expiry Date or the Subsequent Expiry Date (as the case may be) and, in lieu of any entitlement to be paid in relation to the unexpired period of the Initial Fixed Term (or, if termination occurs after the Expiry Date, the Extended Fixed Term) and subject always to clauses 19.5 and 19.6:

(a)	pay you the sum of $2,000,000 (two million US dollars) (the “Severance Payment”); and

(b)
(to the extent that we are able to) maintain private medical expenses insurance for you for a period of 18 months from the termination date (the “Severance Period”) (subject to the terms of the relevant policy or scheme) or (if maintaining private medical expenses insurance during the Severance Period is not possible) pay you a sum equal to the cost of you obtaining equivalent cover.

19.5
The Severance Payment will be paid in 18 equal instalments (subject to such deductions for tax and national insurance contributions as may be required) with one instalment being made in each of the 18 months of the Severance Period provided always that in respect of each month of the Severance Period you have:

(a)	not breached your obligations under clause 24.1 of this Agreement in such a way that the breach has a materially adverse effect on the Employer or any Group Company;

(b)	not breached your obligations under clause 24.2 of this Agreement in such a way that the breach has a materially adverse effect on the Employer or any Group Company; and

(c)	complied in full with your obligations under clause 29 of this Agreement.

19.6
Your entitlement to receive the Severance Payment is subject to the requirement that you enter into a valid and binding Settlement Agreement with the Employer (in which (subject to this 19.6) you waive all claims you may have against the Employer and any Group Company) prior to the date on which the first instalment of the Severance Payment is due. For the avoidance of doubt, the provisions of the Settlement Agreement shall not prevent you bringing proceedings to:

(a)
enforce any terms of this Agreement; the Side Letter; the Change in Control Agreement; the Indemnification Agreement or any subsequent contractual agreement in each case which survive the termination of your employment;

(b)	enforce the terms of the Settlement Agreement; and

(c)	enforce your rights in relation to your equity under the LTIP in accordance with the rules of the LTIP.

19.7
Provided that you give the Employer 3 months’ notice in writing, you may resign at any time during the Initial Term or the Extended Term for a Good Reason and shall, subject always to clauses 19.5 and 19.6, be entitled to receive the Severance Payment following the termination of your employment by reason of such resignation.

19.8
If either party gives notice to terminate this Agreement under clause 19.2(b) (or otherwise any notice period is agreed in writing between the parties), we may at any time during the relevant notice period require you to remain away from our premises; to work from home; to carry out special projects outside the normal scope of your duties; not to contact customers, suppliers or employees of the Employer or any Group Company without our permission and not to carry out some or all of your normal duties. We may appoint another person to carry out any of your duties at such times. If we exercise this right, you will receive the salary and benefits to which you are entitled (including bonus, if any is payable) and you must:

(a)	immediately return to the Employer all documentation including any copies and articles or property in your possession custody or control belonging to the Employer or any Group Company;

(b)	immediately return to the Employer all documentation or articles which contain records of Confidential Information;

(c)	not (unless otherwise requested) enter onto the premises of the Employer or any Group Company without the prior written consent of the Chairman;

(d)	continue to comply with your implied duties, including those of good faith and fidelity; and

(e)	continue to comply with the express duties set out in this Agreement, except those from which we explicitly release you.

19.9	For the avoidance of doubt you and the Employer agree that during any period where you are required to remain away from our premises under clause 19.8:

(a)	the Employer has no duty to provide you with work;

(b)	you shall not commence any other employment or engagement; and

(c)	the Employer may require you to take any accrued but untaken holiday during any such period.

19.10
We may terminate your employment immediately without notice or payment in lieu of the unexpired period of the Initial Fixed Term (or, if termination occurs after the Expiry Date, the Extended Fixed Term) and without payment of the Severance Payment in appropriate circumstances, including but not limited to, if:

(a)
you commit any serious or (after due warning and with a material adverse effect on the Employer) repeated breach or non-observance of this Agreement or refuse or neglect to comply with any reasonable and lawful directions of ours, any Group Company, or the Board;

(b)	you are guilty of gross misconduct;

(c)	you have materially damaged or risk materially damaging the Employer’s reputation or the reputation of any Group Company;

(d)	you cause or permit a material breach of any applicable law or regulation (including but not limited to laws regarding health and safety and licensing);

(e)	you commit a material breach of confidentiality in relation to a customer of the Employer or any Group Company; or

(f)
other than for a Good Reason, you resign from office as a director of the Employer or of Belmond Ltd or of any other Group Company or refuse to hold office as a director of the Employer or of Belmond Ltd or of a Group Company;

(g)
you fail or cease to meet the requirements of any regulatory body whose consent is required to enable you to undertake all or any of your duties under this Agreement or are in serious breach of the rules and regulations of such regulatory body or of the Employer’s Code of Conduct, Corporate Governance Guidelines, Employee Handbook or any compliance policy, such breach having a material adverse effect on the Employer;

(h)	you become prohibited by law from being a director;

(i)	you become bankrupt or make any arrangement or composition with or for the benefit of your creditors generally; or

(j)	you are convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed).

19.11
For the avoidance of doubt, notwithstanding the provisions set out in this clause 19, you shall not have any entitlement to, and will not be paid, any payments referred to in this clause 19 if any amount becomes payable and is paid to you under the Change of Control Agreement.

20	RETURN OF PROPERTY AND PASSWORDS

20.1	Upon termination of your employment you must:

(a)
immediately return all items of our property which you have in your possession in connection with your employment (including any car, keys, security pass, mobile phone, computer, disks, tapes, memory sticks, business cards, credit cards, documents or copies of documents); and

(b)
if you have any document or information belonging to us on a personal computer (which is not to be returned under the above provisions), forward a copy to us and then (insofar as reasonably practicable) irretrievably delete the document or information. You will permit us to inspect any such computer on request to ensure such steps have been taken provided the extent of such inspection is solely for the purposes of ensuring such steps have been taken.

20.2	If asked to do so, you must inform us of any computer passwords used by you in the course of your employment or any passwords of which you are otherwise aware.

20.3
We may withhold payment of your final salary or any other payment due or outstanding upon termination of your employment until you have fully complied with your obligations to return property and, in so far as possible, reveal passwords.

21	GRIEVANCES, DISCIPLINARY ISSUES AND SUSPENSION

21.1	If you have a grievance relating to your employment, you should raise this in the first instance with the Chairman of the Audit Committee of the Board.

21.2	We have a Disciplinary Procedure. This is a policy document designed to apply where a disciplinary issue is contemplated. The procedure includes:

(a)	the disciplinary rules applicable to you; and

(b)
an appeal procedure designed to apply where you are dissatisfied with any disciplinary decision relating to you. Such an appeal should be made to the Chairman of the Audit Committee of the Board whose decision shall be final.

21.3
We may suspend you for however long we consider appropriate to investigate any aspect of your performance or conduct or to follow disciplinary proceedings. We may attach conditions to any such suspension. You must comply with any such conditions and co-operate fully with any investigation. During any period of suspension, you would normally receive the same pay and benefits as if you were at work, although we reserve the right to withdraw and/or defer pay and/or benefits in appropriate circumstances. Before doing so, we would normally follow the procedure set out in the Disciplinary Procedure.

21.4
The Grievance and Disciplinary Procedures are policy documents only. As policy documents, neither forms part of your terms and conditions of employment and accordingly we may change them from time to time or decide not to follow them. Copies are available from Human Resources.

22	OUTSIDE EMPLOYMENT AND INTERESTS

22.1
During your employment you must not, without our written permission, hold office in, be employed by, be engaged in or by, or have any direct or indirect interest in, any other business or organisation (other than as a shareholder of up to 3 per cent. of its issued shares for the purposes of investment only) save that you may retain your existing investment in Greeniant.

22.2	Notwithstanding clause 22.1, you may:

(a)
continue to hold and perform the duties associated with your directorship of Albron B.V. provided that, in the Board's reasonable opinion, there is no material conflict at any time between such position and duties and the duties which you owe under this Agreement or as a result of your directorship(s) of the Employer, Belmond Ltd or any Group Company; and

(b)
continue to hold and perform the duties associated with your directorship of JOA Group Holding, (French Societe par actions simplifie) (“Joa”) until such time as your resignation from such company becomes effective. You undertake that you will submit your resignation from the position you hold with Joa to that company and:

(i)	you will use your best efforts to secure that such resignation becomes effective with effect from 31 December 2015; and

(ii)	in the event that your resignation has not become effective before, you will ensure that it becomes effective no later than 31 March 2016 unless, in the Board's reasonable opinion, there is a material conflict at any time between you performing such duties and the duties which you owe under this Agreement or as a result of your directorship(s) of the Employer, Belmond Ltd or any Group Company in which case you shall resign your directorship of Joa immediately upon such opinion being notified to you.

23	SHARE DEALING AND OTHER CODES OF CONDUCT
You must comply with, and use your best endeavours to ensure that relevant members of your family comply to the extent applicable with, all codes of conduct, including Belmond Ltd’s Code of Conduct and Corporate Governance Guidelines and all policies and procedures of Belmond Ltd and the Employer, adopted from time to time, including the Employer’s share trading policy, copies of which are available from the Employer’s investor website in the Governance section.

24	CONFIDENTIALITY AND NON DENIGRATION

24.1
During and after your employment, you must not (unless required to do so by law, protected in doing so by a statutory right of protected disclosure or doing so in properly performing your duties under this Agreement):

(a)	use any trade secrets or Confidential Information for any purposes other than ours; or

(b)	disclose any trade secrets or Confidential Information to any person.

24.2
You will not at any time during or after your employment directly or indirectly make any statement or other remark in relation to the Employer, Belmond Ltd, any Group Company or a Specified Person which is intended to or might reasonably be expected to damage the reputation of or be detrimental to or otherwise critical of the Employer, Belmond Ltd, the Group Company or the Specified Person. The Employer agrees to use all reasonable endeavours both during and after your employment to ensure that no director or senior executive officer of the Employer, Belmond Ltd or any Group Company directly or indirectly makes any statement in respect of you which is intended to or might reasonably be expected to damage your reputation or be detrimental to or otherwise critical of you.

25	PERSONAL INFORMATION

25.1
We aim to comply with the provisions of the Data Protection Act 1998 and have adopted a Data Protection Policy, which includes an explanation of what data we process about you, and the purposes for which we do so. The Policy may be found in the Employer’s Employee Handbook.

25.2
You consent to our processing personal information about you where this is necessary for reasonable business purposes including (without limitation) sharing appropriate information on a confidential basis with third party benefits providers and payroll operators. This may involve processing sensitive personal data about you including details relating to your health, ethnicity and any criminal record. You also consent to our transferring relevant personal information about you to our parent company’s offices in Bermuda, to the United States and to other locations where we currently or may in the future have operations where we reasonably consider this to be necessary or it is part of our standard reporting requirements.

25.3	You must tell us of any changes in your home address and other contact details.

26	MONITORING
We monitor our premises and the use of our communication facilities. The circumstances and purposes for which we do so are explained in our IT Policy, a copy of which may be obtained from Human Resources. This is a policy document which does not form part of your terms and conditions of employment and which may be changed from time to time.

27	INTELLECTUAL PROPERTY

27.1	You agree that, because of the nature of your duties and responsibilities, you are under a special obligation to further our interests.

27.2	You:

(a)	agree that all Works and any Inventions (including all Intellectual Property Rights in the Works and Inventions) belong to us from the date of creation;

(b)
(to the extent that they do not vest automatically) hereby assign to us with full title guarantee and free from all encumbrances (and in the case of copyright by way of a present assignment of future copyright) all Intellectual Property Rights in the Works and in any Inventions;

(c)
undertake to do anything reasonably required (both during and after the termination of your employment) to ensure that all such Intellectual Property Rights belong to or are assigned to us and to assist us in protecting or maintaining them (although we will not be obliged to do so);

(d)	will promptly disclose in writing and deliver any Inventions to us and will not disclose any Inventions to anyone else without our prior consent; and

(e)	(both during and after the termination of your employment) will give any information, explanations or demonstrations reasonably requested of you to enable us to make use of any Works or Inventions.

27.3
You undertake to do anything reasonably required (both during and after the termination of your employment) to ensure that any domain names registered in your name during the course of or in connection with your employment by us are assigned to us (although we will not be obliged to maintain any registrations).

27.4	If any moral right or analogous right arises in respect of any Work you:

(a)	hereby waive and agree not to assert (save as directed by us) such rights; and

(b)	will ensure that all applicable consents have been obtained to entitle us to make the fullest use of such rights without restriction or further payment.

27.5
You consent to our doing any act, which would, in the absence of such consent, infringe your rights in performance under Part II of the Copyright, Designs and Patents Act 1988 or any similar legislation in the world (such as recording a presentation or workshop given by you).

27.6
You irrevocably appoint such director as the Board may nominate to be your attorney and in your name and on your behalf to execute any documents and do any acts necessary to ensure that you comply with your obligations under this clause.

28	HEALTH AND SAFETY

28.1	In accordance with health and safety legislation, you must:

(a)	take reasonable care for the health and safety of yourself and other persons who may be affected by your acts or omissions;

(b)
co-operate with us to enable us to ensure so far as is reasonably practicable the health, safety and welfare at work of all our employees and to comply with any other duties or requirements relating to health and safety; and

(c)	not interfere with or misuse anything provided by us in the interests of health, safety or welfare.

29	RESTRICTIONS AFTER EMPLOYMENT

29.1	In this clause:
“Client” means any Person who at any time during the period of 12 months immediately before the Termination Date was a client or customer of ours or any Relevant Group Company:

(a)	with whom you had material dealings or for whom you had responsibility on behalf of us or any Relevant Group Company at any time during that period; or

(b)	in respect of whom you obtained or otherwise received Confidential Information;
“Confidential Information” has the meaning set out in clause 32 below;

“Directly or Indirectly” means directly or indirectly on either your own account or in conjunction with or on behalf of any other Person;
“Key Person” means any individual

(a)
who at any time during the period of 12 months immediately before the Termination Date was engaged or employed as an employee, director or consultant by us or any Relevant Group Company (other than an individual in business on his/her own account providing professional independent advisory services to us or any Relevant Group Company);

(b)	with whom you worked to a material extent or for whom you had managerial responsibility at any time during that period; and

(c)	who was employed or engaged during that period in a senior, financial, managerial, creative, account handling, technical sales, professional or equivalent capacity;
“Materially Involved” means Directly or Indirectly employed or engaged by or interested in, other than as a shareholder of up to 3 per cent. of the issued shares of any company listed on any recognised investment exchange for the purposes of investment only, where recognised investment exchange has the meaning given in section 285 of the Financial Services and Markets Act 2000;
“Person” means individual, firm, company, association, corporation or other organisation however constituted;
“Prospective Client” means any Person who at any time during the period of 6 months immediately before the Termination Date had Relevant Discussions in which you were materially involved, for which you had responsibilities or about which you obtained or otherwise received Confidential Information;
“Relevant Discussions” mean any discussion, pitch, tender, presentation, negotiation or invitation to enter into or participate in any discussion, pitch, tender, presentation or negotiation, with us or any Relevant Group Company, with a view to receiving products or services from us or any Relevant Group Company;
“Relevant Group Company” means any Group Company for which you carried out work or had responsibility both in the period of 12 months immediately prior to the Termination Date and in the course of your employment by us;
“Restricted Products or Services” means any products or services which compete with or are of the same or similar kind as any products or services:

(a)	provided by us or any Relevant Group Company in the ordinary course of our or their business during the period of 12 months immediately before the Termination Date; and

(b)	in respect of which you were directly concerned, were materially involved or had responsibility during your employment by us; or

(c)	about which you obtained or otherwise received Confidential Information;
“Supplier” means any Person:

(a)	who at any time during the period of 12 months immediately before the Termination Date provided products or services to us or any Relevant Group Company; and

(b)	with whom you had material dealings or for whom you had responsibility on behalf of us or any Relevant Group Company at any time during that period; or

(c)	in respect of whom you obtained or otherwise received Confidential Information;
“Termination Date” means the date of termination of your employment with us.

29.2
In order to protect our and any Relevant Group Company’s confidential information, trade secrets, goodwill, customer/client base, potential customer/client base, supplier base, other business connections and stable workforce, you agree to be bound by the restrictions set out below.

29.3	For the periods set out below immediately following the Termination Date you will not either Directly or Indirectly:

(a)	for 12 months in competition with us or any Relevant Group Company provide, or be Materially Involved with any Person providing, Restricted Products or Services;

(b)	for 12 months encourage or try to encourage any Client or any Prospective Client either not to give custom or to take custom away from us or any Relevant Group Company;

(c)	for 12 months in competition with us or any Relevant Group Company either:

(i)	solicit or try to solicit the custom of any Client or any Prospective Client with a view to supplying that Client or Prospective Client with Restricted Products or Services; and/or

(ii)	supply Restricted Products or Services to any Client or any Prospective Client;

(d)	for 12 months:

(i)	solicit or try to solicit any Key Person; and/or

(ii)	employ or enter into partnership or association with or retain the services of any Key Person or offer to do so;

(e)
for 12 months solicit or try to solicit or place orders for the supply of products or services from any Supplier if a reasonably likely consequence is that the Supplier will cease supplying, materially reduce its supply or vary detrimentally the terms on which it supplies products or services to us or any Relevant Group Company.

29.4
Any period of restriction set out above will be reduced by one day for every day of any notice period during which we have required you both to remain away from our premises and not to carry out your normal duties.

29.5
In the event that this Agreement expires on either the Expiry Date or the Subsequent Expiry date, you shall not be bound by the provisions of clause 29.3(a). For the avoidance of doubt, in the event that your employment is terminated in any other circumstances (including without limitation, in accordance with clause 19.4), you shall remain bound by your obligations in clause 29.3(a).

29.6	You undertake that:

(a)
if you receive an offer of employment or engagement with a Person other than us or any Group Company, either during your employment or during the period for which the restrictions set out above remain in force, you will immediately provide that Person with a complete copy of this clause and the relevant definitions; and

(b)	if you accept the offer, you will immediately notify us of the identity of the Person and your acceptance of the offer.

29.7	You agree that we are entering into the above restrictions and all relevant definitions for our own benefit and as trustee for each Relevant Group Company.

30	ASSISTANCE IN LEGAL PROCEEDINGS
Both during and, subject to your obligations to any future employer or equivalent after the termination of your employment you will provide both us and any Group Company with whatever assistance may reasonably be required in connection with actual or prospective legal or regulatory proceedings or related investigations. We will pay your reasonable out-of-pocket expenses in doing so.

31	THIS AGREEMENT

31.1	This Agreement will be governed by the laws of England and Wales and the Courts of England and Wales will have non-exclusive jurisdiction to adjudicate any disputes arising under it.

31.2	By signing this Agreement, you confirm that you are not entering into employment with us in reliance upon any oral or written representations made to you by us or on our behalf.

31.3
This Agreement, the Side Letter, the Change in Control Agreement and the Indemnification Agreement contain the whole agreement between you and us in connection with your employment. With effect from the date upon which your employment under this Agreement starts or started, this Agreement replaces all previous terms and conditions (whether in writing or not) connected with your employment by us.

31.4	There are no collective agreements that affect the terms and conditions of your employment.

31.5
Where there is a reference in this Agreement to the making of a payment or provision of a benefit, that payment or benefit shall be subject to such deductions for tax and national insurance contributions as may be required.

32	DEFINITIONS

32.1	In this Agreement:
“Belmond Ltd” means Belmond Ltd, a company registered in Bermuda with its registered office at Canon’s Court, 22 Victoria Street, Hamilton, HM12, Bermuda, whose class A common shares are listed on the New York Stock Exchange;
“Board” means the board of directors of the Employer and/or Belmond Ltd from time to time or any committee duly authorised by it;
“Chairman” means the chairman of the Board of Directors of Belmond Ltd from time to time;
“Change in Control Agreement” means the severance agreement entered into between you and Belmond Ltd on the date of this Agreement;
“Confidential Information” means any confidential information, including but not limited to:

(a)	lists of our or any Group Company’s actual or potential clients;

(b)
details of relationships or arrangements with or knowledge of the requirements of our or any Group Company’s actual or potential clients, including terms of business and pricing arrangements in force or under discussion;

(c)	details of our or any Group Company’s business methods, finances, prices or pricing strategy, marketing or development or management plans or strategies or forecasts;

(d)	details of any tenders, pitches or presentations proposed or made by us or any Group Company;

(e)	personal information about any of our directors or employees;

(f)	information divulged to us or any Group Company by a third party in confidence; and

(g)	any information relating to us or any Group Company or any of our clients which we, Group Company or the client in question reasonably considers (or is likely to consider) to be confidential.
Confidential Information does not include information which is generally known or easily accessible by the public, unless it is generally known or easily accessible by the public because of a breach of your obligations.
“EBITDA” means earnings before interest, taxes, depreciation and amortization.
“Goals and Objectives” means the personal goals and objectives which shall be notified to you by the Employer in accordance with clause 8.2.
“Good Reason” shall mean a resignation by you in circumstances (other than those in which you have given your express written consent) in which:

(a)
you have been assigned duties inconsistent with the terms of this Agreement, your status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of your responsibilities. For the avoidance this paragraph (a) shall not include circumstances in which you are removed or not re-elected as a director under the Employer or any Group Company’s charter, by-laws or other constitutional documents;

(b)	the Employer reduces your annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(c)
your principal place of employment is relocated to a location more than 50 miles from your principal place of employment or the Employer requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof);

(d)	the Employer fails to pay to you any portion of your current compensation within thirty (30) days of the date such compensation is due;

(e)
the Employer or any Group Company fails to continue in effect any compensation plan in which you participate which is material to your total compensation, including but not limited to the stock option, bonus and other incentive plans in place from time to time, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Employer or a Group Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favourable, both in terms of the amount or timing of payment of benefits provided and the level of your participation relative to other participants. For the avoidance of doubt, a resignation will not be deemed to be a Good Reason resignation if the failure in this paragraph (e) is required by the banking covenants of the Employer or any Group Company;

(f)	the Employer or Group Company:

(1)
fails to continue to provide you with benefits substantially similar to those that you participate in on an individual basis (rather than benefits schemes (including, without limitation, personal accident insurance, private medical expenses insurance, life assurance and permanent health insurance) that you enjoy as a member of the senior executive team); or

(2)
in relation to benefits that you enjoy as a member of the senior executive team, makes a materially detrimental change to any such benefit which only affects you (and no other member of the senior executive team).

“Group Company” means any holding company or subsidiary of the Employer from time to time and any other subsidiary of any holding company of the Employer from time to time, where “holding company” and “subsidiary” have the meanings given in section 1159 of the Companies Act 2006;
“Indemnification Agreement” the indemnification agreement entered into between you and Belmond Ltd on the date of this Agreement;
“Invention” means any invention, improvement, modification, device, concept, process, formula, model or prototype which is created, devised, developed, discovered or worked on by you (whether alone or jointly) during the period of your employment by us which is:

(a)	capable of exploitation by us in the normal course of our business; or

(b)	so created, devised, developed, discovered or worked on by you during the course of or in connection with your employment by us;
“Intellectual Property Rights” means:

(a)
patents, petty patents, short term patents, utility models, registered designs, trade or service marks, present and future copyright, performance rights, unregistered design rights, database rights, rights in any compilation of data, rights in any trade, brand or business names, rights in any trading style or get-up, rights in goodwill or any and all other analogous rights subsisting anywhere in the world whether registered or unregistered; and

(b)	any application for or any right to apply for registration of any such right; and

(c)	any revival, extension, renewal or reversion of any such right; and

(d)	the benefit (subject to the burden) of any agreement, arrangement or licence in connection with any such right;
“Specified Person” means any of the former or existing employees, directors, officers or shareholders of the Employer, Belmond Ltd or any Group Company, each in that capacity;
“Work” means any material, data, document or object (whether in electronic or physical form), idea, information, name, trading style or get up, business method, trade secret, know-how, technique or goodwill which is created, devised, developed, delivered, discovered or worked on by you (whether alone or jointly) during the period of your employment by us which is:

(e)	capable of exploitation by us in the normal course of our business; or

(f)	so created, devised, developed, discovered, delivered or worked on by you during the course of or in connection with your employment by us.]
“Written” or “in writing” includes any methods of representing or reproducing words in a legible and non-transitory form, including by way of electronic communications.

32.2	References to “we”, “us” and “our” shall be to the Employer.
SIGNED on behalf of the Employer        /s/ Martin O'Grady
DATED                        20/9/2015
I have read, understood, agree and accept the terms and conditions of employment set out in this Agreement.

SIGNED AND DELIVERED AS A DEED
by you                        /s/ H. Roeland Vos

DATED                        20/9/2015
In the presence of
Witness signature                    /s/
Witness name & address